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                                                                     EXHIBIT 4.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------

         Amendment No. 1, dated as of December 29, 1999 (the "Amendment"), to the Rights Agreement, dated as of March 16, 1999 (the "Rights Agreement"), by and between Centennial Technologies, Inc., a Delaware corporation (the "Company"), and American Securities Transfer & Trust, Inc., a Colorado corporation (the "Rights Agent").

                                 W I T N E S S E T H
                                 -------------------

         WHEREAS, Section 27 of the Rights Agreement provides generally that for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

         WHEREAS, pursuant to Section 23 of the Rights Agreement, the Rights generally are redeemable at any time prior to the earlier of (i) the close of business on the tenth Business Day following the Stock Acquisition Date or (ii) the Final Expiration Date;

         WHEREAS, the Company intends to enter into an Asset Purchase Agreement (the "Purchase Agreement") with Intel Corporation ("Intel"), pursuant to which, among other things, Intel Corporation will acquire shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") which shares are convertible into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), upon the terms and subject to the conditions set forth in the Purchase Agreement (the "Stock Acquisition"); and

         WHEREAS, prior to entering into the Purchase Agreement, the Company desires to amend certain provisions of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is amended by adding to the end of the first sentence of said section the following:

         "; PROVIDED, HOWEVER, that the term "Acquiring Person" shall not include any Grandfathered Person, unless such Grandfathered Person at any time after the Grandfathered Time becomes the Beneficial Owner of more than the Grandfathered Percentage applicable to such Grandfathered Person."

         2. Section 1(a) of the Rights Agreement is amended by adding to the end of said section the following new paragraph:



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         "Notwithstanding the foregoing, no Person shall become an "Acquiring
Person" as the result of an acquisition by the Company of Common Stock which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock and immediately thereafter be the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an "Acquiring Person.""

         3. Section 1 of the Rights Agreement is amended by adding at the end of said section the following:

         "(ii) "Grandfathered Percentage" shall mean 16%. Notwithstanding the foregoing, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding shares of Common Stock after the Grandfathered Time, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer or disposition or (ii) the percentage of outstanding shares of Common Stock that such Grandfathered Person Beneficially Owns immediately following such sale, transfer or disposition.

         (jj) "Grandfathered Person" shall mean Intel Corporation and its Affiliates and Associates. Notwithstanding anything to the contrary provided in this Agreement, Grandfathered Person who after the Grandfathered Time becomes the Beneficial Owner of less than 15% of the shares of Common Stock then outstanding shall cease to be a Grandfathered Person.

         (kk) "Grandfathered Time" shall mean the time of the Closing (as defined in the Purchase Agreement)."

         4. Section 3(a) of the Rights Agreement is amended and restated as follows:

         "(a) Until the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee


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benefit plan of the Company or of any Subsidiary of the Company, or any Person
organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the shares of Common Stock then outstanding, (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of EXHIBIT B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

         5. By execution of this Agreement, the Company shall not be deemed to have compromised or waived any of its rights under the Rights Agreement.

         6. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


ATTEST:                          CENTENNIAL TECHNOLOGIES, INC.



By:/S/ ELISABETH M. TODARO       By:/S/ RICHARD J. PULSIFER
   ---------------------------      -----------------------------------------
   Name: Elisabeth M. Todaro        Name: Richard J. Pulsifer
                                    Title: Chief Financial Officer, Secretary
                                               and Treasurer


ATTEST:                          AMERICAN SECURITIES TRANSFER &
                                 TRUST, INC.,
                                 as Rights Agent



By:/S/ KATHLEEN HEAGERTY         By:/S/ LAURA SISNEROS
   ---------------------------      ------------------------------------
       Name: Kathleen Heagerty      Name: Laura Sisneros
                                    Title: Vice President/Trust Officer